Exhibit 4.3

Execution Version

SIXTH AMENDMENT TO TERM LOAN AGREEMENT

THIS SIXTH AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) dated as of March 2, 2017, by and among REGENCY CENTERS, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), REGENCY CENTERS CORPORATION, a corporation formed under the laws of the State of Florida (the “Parent”), each of the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Term Loan Agreement dated as of November 17, 2011 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. Upon the satisfaction of each of the conditions set forth in Section 2 of this Amendment, the parties hereto agree that the Credit Agreement is amended as follows:

(a)    The Credit Agreement is amended by replacing the reference to “40” in the definition of “Ground Lease” contained in Section 1.1. thereof with a reference to “30”.

(b)    The Credit Agreement is further amended by restating the definitions of “Adjusted EBITDA”, “Capitalization Rate”, “Federal Funds Rate”, “Fixed Charges”, “Net Operating Income”, “Nonrecourse Indebtedness”, “OFAC”, “Post-Default Rate”, “Principal Office”, “Total Asset Value” and “Unencumbered Asset Value” contained in Section 1.1. thereof in their entirety as follows:

“Adjusted EBITDA” means, with respect to a Person for any given period, (a) EBITDA of such Person minus (b) Capital Reserves of all Properties of such Person. Notwithstanding anything to the contrary contained herein, for purposes of determining Adjusted EBITDA under this Agreement for any period that includes the fiscal quarter during which the Merger occurs, Adjusted EBITDA for such fiscal quarter shall be “Core EBITDA” as defined in the quarterly financial statements of the Parent and its Consolidated Subsidiaries filed with the Securities and Exchange Commission for such fiscal quarter.

“Capitalization Rate” means 6.25%.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fixed Charges” means, for any period with respect to the Parent and its Consolidated Subsidiaries determined on a consolidated basis, the sum of (a) Interest Expense, (b) the aggregate of all regularly scheduled principal payments made with respect to Indebtedness of the Parent and its Consolidated Subsidiaries (including the Ownership Share of such payments made by an Unconsolidated Affiliate of the Parent) during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid by the Parent and its Consolidated Subsidiaries (including the Ownership Share of such dividends paid or accrued by any Unconsolidated Affiliate of the Parent) during such period (other than Preferred Dividends received and retained by the Parent, the Borrower or any of their respective Subsidiaries). Notwithstanding anything to the contrary contained herein, for purposes of determining Fixed Charges under this Agreement for any period that includes the fiscal quarter during which the Merger occurs, Fixed Charges for such fiscal quarter shall be the amount calculated as the denominator in the definition of “Fixed Charge Coverage Ratio” as defined in the quarterly financial statements of the Parent and its Consolidated Subsidiaries filed with the Securities and Exchange Commission for such fiscal quarter.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, legal and administrative expenses minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to 3.0% of the gross revenues for such Property for such period.

“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability in a form reasonably acceptable to the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness for borrowed money of such Person.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Post-Default Rate” means, in respect of any principal of any Loan, the rate otherwise applicable plus an additional four percent (4.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin plus four percent (4.0%).

“Principal Office” means the office of the Administrative Agent located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash, Cash Equivalents, plus (b), the quotient of (i) EBITDA for the four fiscal quarters of the Parent most recently ended, divided by (ii) the Capitalization Rate, plus (c) except as set forth below, the GAAP book value of Properties acquired during the period of four fiscal quarters most recently ended as of the date of calculation, plus (d) the GAAP book value of all Development Properties, plus (e) the GAAP book value of Unimproved Land plus (f) the GAAP book value of all Mortgage Receivables and other promissory notes and plus (g) Capitalized Third Party Net Income; provided, however that to the extent that the Total Asset Value attributable to Capitalized Third Party Net Income would exceed 5.0% of Total Asset Value, such excess shall be excluded. The Parent’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for assets of the Parent and its Consolidated Subsidiaries. For purposes of determining Total Asset Value, (A) EBITDA from any Property disposed of during the period of four fiscal quarters of the Parent most recently ended as of the date of calculation shall be excluded and (B) with respect to any Property acquired during the period of four fiscal quarters of the Parent most recently ended as of the date of calculation, the Borrower may at any time during such period irrevocably elect to include such Property in Total Asset Value based on EBITDA divided by the Capitalization Rate pursuant to clause (b) above in lieu of GAAP book value pursuant to clause (c) above. For purposes of determining Total Asset Value, the calculation of EBITDA shall exclude Third Party Net Income. To the extent the amount of Total Asset Value attributable to (x) Unimproved Land, Equity Interest in Person other than Consolidated Subsidiaries and Mortgage Receivables, in the aggregate, would exceed 20.0% of Total Asset Value, such excess shall be excluded and (y) Development Properties would exceed 15.0% of Total Asset Value, such excess shall be excluded.

“Unencumbered Asset Value” means (a) except as set forth below, the Unencumbered NOI (excluding Net Operating Income attributable to Development Properties and those Properties acquired during the period of four fiscal quarters most recently ended) for the period of four fiscal quarters of the Parent most recently ended divided by the Capitalization Rate, plus (b) except as set forth below, the GAAP book value of all Eligible Properties (other than Development Properties) acquired during the period of four quarters most recently ended, plus (c) the GAAP book value of all Development Properties which are Eligible Properties. For purposes of determining Unencumbered Asset Value, with respect to an Eligible Property acquired during the period of four quarters most recently ended as of the date of calculation, the Borrower may at any time during such period irrevocably elect to include such Eligible Property in Unencumbered Asset Value based on Unencumbered NOI attributable to such Property pursuant to clause (a) above in lieu of the GAAP book value of such Property pursuant to clause (b) above. For purposes of this definition, to the extent that Unencumbered Asset Value attributable to (x) Properties subject to a Ground Lease in which the Parent, the Borrower or any of their respective Subsidiaries is the ground lessee would exceed 10.0% of Unencumbered Asset Value, (y) GAAP book value of all Development Properties would exceed 15.0% of Unencumbered Asset Value and (z) Properties owned or leased by Qualified Ventures would exceed 10.0% of Unencumbered Asset Value, then in the case of each of the foregoing clauses (x) through (z), such excess shall be excluded.

(c)    The Credit Agreement is further amended by adding the following definitions of “2017 Term Loan Agreement”, “Anti-Corruption Laws”, “Anti-Terrorism Laws”, “Material Acquisition”, “Merger”, “Patriot Act”, “Sanctioned Country”, “Sanctioned Person”, “Sanctions”, “Single Asset Entity”, “Sixth Amendment Date”, “Total Leverage Ratio Increase Period”, “Trading with the Enemy Act” and “Unsecured Leverage Ratio Increase Period” to Section 1.1 thereof in the appropriate alphabetical location:

“2017 Term Loan Agreement” means that certain Term Loan Agreement dated as of March 2, 2017 by and among the Borrower, the financial institutions party thereto, Wells Fargo, as administrative agent, and the other parties thereto.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” has the meaning given that term in Section 6.1.(w).

“Material Acquisition” means, with respect to any fiscal quarter, one or more related acquisitions (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by the Parent, the Borrower or any Subsidiary in which the purchase price of the assets acquired exceed 10.0% of the consolidated total assets of the Parent, the Borrower and its other Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Parent for which financial statements are publicly available.

“Merger” means the merger of Equity One, Inc. with and into the Parent in accordance with that certain Agreement and Plan of Merger dated as of November 16, 2016.

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency, political subdivision or instrumentality of the government of a Sanctioned County or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more Single Asset Entities that directly or indirectly own such single Property and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entity, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement.

“Sixth Amendment Date” means March 2, 2017.

“Total Leverage Ratio Increase Period” shall have the meaning given that term in Section 9.1.(b).

“Trading with the Enemy Act” has the meaning given to that term in Section 6.1.(x).

“Unsecured Leverage Ratio Increase Period” shall have the meaning given that term in Section 9.1.(c).

(d)    The Credit Agreement is further amended by deleting the definition of “Tangible Net Worth” from Section 1.1. thereof.

(e)    The Credit Agreement is further amended by adding the following Section 3.10.(f) immediately after Section 3.10.(e) thereof:

(f)    FATCA Determination. For purposes of determining withholding Taxes imposed under FATCA, from and after the Fifth Amendment Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(f)    The Credit Agreement is further amended by restating Section 6.1.(w) thereof in its entirety as follows:

(w)    Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws. None of the Borrower, any Subsidiary, any of their respective directors, or officers, or, to the knowledge of the Borrower, any of the Borrower’s or any Subsidiary’s employees (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended (the “Trading with the Enemy Act”) or (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001) or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”). The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees (in their capacities as such) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of the Borrower, any of its Subsidiaries, any directors or officers of the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any employee of the Borrower or any of its Subsidiaries is an individual or entity that is, or is owned or controlled by Persons that are: (i) the subject or target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(g)    The Credit Agreement is further amended by restating Section 7.2. thereof in its entirety as follows:

Section 7.2. Compliance with Applicable Law and Material Contracts.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply or obtain could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all contracts and other written agreements to which it is a party if any such non-compliance could reasonably be expected to have a Material Adverse Effect. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(h)    The Credit Agreement is further amended by deleting the last sentence of Section 7.8. thereof in its entirety.

(i)    The Credit Agreement is further amended by restating Section 7.13. thereof in its entirety as follows:

Section 7.13. Guarantors.

(a)    Within 5 Business days following the date on which any of the following conditions applies to any Subsidiary or Unconsolidated Affiliate that is not already a Guarantor, the Parent and the Borrower shall cause such Subsidiary or Unconsolidated Affiliate to execute and deliver an Accession Agreement and the items that would have been delivered under subsections (iv) through (viii) and (xii) of Section 5.1.(a) if such Subsidiary or Unconsolidated Affiliate had been a Guarantor on the Agreement Date:

(i)    such Person Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of (1) the Parent; (2) the Borrower; (3) any other Subsidiary of the Parent, the Borrower or any other Person (except (x) in the case of an Unconsolidated Affiliate Guaranteeing, or otherwise becoming obligated in respect of, Indebtedness of another Unconsolidated Affiliate and (y) in the case of an Excluded Subsidiary Guaranteeing, or otherwise becoming obligated in respect of, Indebtedness of another Excluded Subsidiary); or

(ii)    such Person is an RD Entity, unless the Unencumbered Asset Value attributable to Eligible Properties owned by Non-Guarantors (including such RD Entity) does not exceed 10.0% of the Unencumbered Asset Value.

(b)    The Borrower may request in writing that the Administrative Agent release a Guarantor from the Guaranty, and upon receipt of such written request by the Administrative Agent, such Guarantor shall be automatically released from the Guaranty without the need for the execution or delivery of any other document by any other Person so long as the Borrower provides a written certificate together with such written notice certifying that: (i) such Guarantor is not the Parent; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a) (other than a Guarantor in respect of the Existing Credit Agreement or 2017 Term Loan Agreement that will be released and discharged thereunder substantially simultaneously with the release of such Guarantor in respect of this Agreement); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; and (iv) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents.

(j)    The Credit Agreement is further amended by restating Section 9.1.(b) thereof in its entirety as follows:

(b)    Ratio of Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Total Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this Section 9.1.(b) so long as (a) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and at any time during the four subsequent consecutive fiscal quarters thereafter (“Total Leverage Ratio Increase Period”), (b) the Borrower has not maintained compliance with this Section 9.1.(b) in reliance on this proviso more than two times during the term of this Agreement, (c) at least one full fiscal quarter has elapsed between the end of the first Total Leverage Ratio Increase Period and the beginning of the second Total Leverage Ratio Increase Period and (d) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time. For purposes of calculating such ratio, (A) Indebtedness shall be adjusted by deducting an amount equal to the lesser of (1) the amount by which Unrestricted Cash exceeds $30,000,000 and (2) the amount of Indebtedness that by its terms is scheduled to mature within 24 months, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Indebtedness is adjusted under the preceding clause (A).

(k)    The Credit Agreement is further amended by restating Section 9.1.(c) thereof in its entirety as follows:

(c)    Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Parent shall not permit the ratio of (i) Unsecured Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Unencumbered Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this Section 9.1.(c) so long as (a) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and at any time during the four subsequent consecutive fiscal quarters thereafter (“Unsecured Leverage Ratio Increase Period”), (b) the Borrower has not maintained compliance with this Section 9.1.(c) in reliance on this proviso more than two times during the term of this Agreement, (c) at least one full fiscal quarter has elapsed between the end of the first Unsecured Leverage Ratio Increase Period and the beginning of the second Unsecured Leverage Ratio Increase Period and (d) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time.

(l)    The Credit Agreement is further amended by restating Section 9.2.(b) thereof in its entirety as follows:

(b)    Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which the Parent, the Borrower, such Loan Party or such other Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale or (iii) an agreement that evidences Unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to, or less restrictive than, those restrictions contained in the Loan Documents.

(m)    The Credit Agreement is further amended by restating Section 9.3. thereof in its entirety as follows:

Section 9.3. Restrictions on Intercompany Transfers.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in any Loan Document or in any other agreement (A) evidencing Unsecured Indebtedness that the Borrower, any other Loan Party or any other Subsidiary may create, incur, assume or permit or suffer to exist under this Agreement and (B) containing encumbrances and restrictions imposed in connection with such Unsecured Indebtedness that are either substantially similar to, or less restrictive than, such encumbrances and restrictions set forth in the Loan Documents, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business or (iii) with respect to clauses (a) through (d), in the case of a Subsidiary that is not a Wholly Owned Subsidiary, restrictions contained in the organizational documents of, or other agreements governing an Investment in, such Subsidiary arising after the date hereof to the effect that any such dividends, distributions, loans, advances or transfers of property must be on fair and reasonable terms and on an arm’s length basis.

(n)    The Credit Agreement is further amended by adding the following Section 9.12. immediately after Section 9.11. thereof:

Section 9.12. Use of Proceeds.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of the proceeds of the Loans to (a) purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or (b) to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, use any proceeds of any Loan directly or, to the knowledge of the Borrower, indirectly in any manner which would violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

(o)    The Credit Agreement is further amended by restating Section 10.1.(d)(v) thereof in its entirety as follows:

(v)    An “Event of Default” under and as defined in the Existing Credit Agreement or the 2017 Term Loan Agreement shall occur.

(p)    The Credit Agreement is further amended by restating Section 10.1(l)(ii) thereof in its entirety as follows:

(ii)    During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or

(q)    The Credit Agreement is further amended by adding “(a) Generally.” Before the first sentence of Section 10.9. thereof and adding the following Section 10.9.(b) immediately after Section 10.9.(a):

(b)    Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iii) any Lender from exercising setoff rights in accordance with Section 12.4. (subject to the terms of Section 3.3.), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (y) in addition to the matters set forth in clauses (iii) and (iv) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

(r)    The Credit Agreement is further amended by restating Section 11.3. thereof in its entirety as follows:

Section 11.3. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval or consent is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Parent and/or the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 12.7.(b).

(s)    The Credit Agreement is further amended by restating Section 11.8. thereof in its entirety as follows:

Section 11.8. Successor Administrative Agent.

The Administrative Agent may (a) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower or (b) be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrower upon 30 days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after (a) the resigning Administrative Agent’s giving of notice of resignation, or (b) the Lenders’ giving of notice of removal, then the resigning or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly until such time as a successor Administrative Agent has been appointed as provided for above in this Section. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative

Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

(t)    The Credit Agreement is further amended by restating the Administrative Agent’s addresses for notices in Section 12.1. of the Credit Agreement to read as follows:

If to the Administrative Agent:

Wells Fargo Bank, National Association

550 South Tryon Street

Charlotte, North Carolina 28202

Attn: Loan Admin Manager

Telecopier:     704-410-0329

Telephone:    704-715-5747

and

Wells Fargo Bank, National Association

550 South Tryon Street

Charlotte, North Carolina 28202

Attn: Haynes Brown

Telecopier:     704-410-0329

Telephone:    704-410-1767

If to the Administrative Agent under Article II.:

Wells Fargo Bank, National Association

Minneapolis Loan Center

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Telecopier:     866-968-8676

Telephone:    612-316-0117

(u)    The Credit Agreement is further amended by adding the following sentence to the end of Section 12.4. thereof:

Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a)    a counterpart of this Amendment duly executed by the Borrower, the Parent, the Administrative Agent and each of the Lenders;

(b)    an Accession Agreement duly executed by each Person meeting the conditions set forth in Section 7.13. of the Credit Agreement that is not already a Guarantor, together with the other deliverables set forth to in Section 7.13.(a) of the Credit Agreement;

(c)    an opinion of counsel to the Borrower, the Parent and the other Loan Parties addressed to the Administrative Agent and the Lenders regarding such matters as the Administrative Agent may reasonably request;

(d)    (A) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party (other than the Parent) certified as of a recent date by the Secretary of State of the state of formation of such Loan Party and (B) the articles of incorporation of the Parent, after giving effect to the Merger, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Parent;

(e)    a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(f)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;

(g)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party;

(h)    evidence that all fees payable by the Borrower to the Administrative Agent and the Lenders in connection with this Amendment have been paid;

(i)    that certain Fifth Amendment to Third Amended and Restated Credit Agreement by and among Regency Centers, L.P., Regency Centers Corporation, the lenders party to the Term Loan Agreement and Wells Fargo Bank, National Association, as administrative agent (the “RL Amendment”), which RL Amendment shall include amendments substantially similar to the amendments set forth herein, shall have closed, all signatures thereto shall have been released and such Fifth Amendment to Third Amended and Restated Credit Agreement shall be effective;

(j)    all information requested by the Administrative Agent and each Lender in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and

(j)    such other documents, instruments and agreements as the Administrative Agent may reasonably request.

Section 3. Post-Closing Deliveries. (A) On or before three (3) Business Days after the Sixth Amendment Date, the Borrower shall deliver to the Administrative Agent the articles of incorporation of the Parent, after giving effect to the Merger, certified as of a recent date by the Florida Secretary of State and (B) on or before five (5) Business Days after the Sixth Amendment Date, or such longer period of time as may be extended by the Administrative Agent in its sole discretion, the Borrower shall deliver to the Administrative Agent any document or item effecting, or related to, the conversion of a Guarantor (other than the Parent) from a corporation to a limited liability company not delivered on the Sixth Amendment Date pursuant to Section 2(d), (e), (f) or (g) and legal opinions in respect thereof addressed to the Administrative Agent and the Lenders as the Administrative Agent may reasonably request.

Section 4. Representations. Each of the Parent and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)    Authorization. Each of the Parent and Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of each of the Parent and the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Parent and the Borrower enforceable against the Parent and the Borrower in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(b)    Compliance with Laws, etc. The execution and delivery by each of the Parent and the Borrower of this Amendment and the performance by the Parent and the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or violate any Applicable Law (including Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (1) the organizational documents of the Parent, the Borrower or any other Loan Party, or (2) any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, the violation of which indenture, agreement or other instrument could reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Parent, the Borrower or any other Loan Party, other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 5. Reaffirmation of Representations by Parent and Borrower. Each of the Parent and the Borrower hereby reaffirms that the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof with the same force and effect as if made on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents.

Section 6. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment shall constitute a Loan Document.

Section 7. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 8. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only from the date as of which this Amendment is dated, unless otherwise specifically stated herein.

Section 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 12. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

Section 13. Reaffirmation of Guaranty. The Parent hereby reaffirms its continuing obligations to the Administrative Agent and the Lenders under that certain Guaranty dated as of November 17, 2011 (the “Guaranty”) to which the Parent is a party, and agrees that the transactions contemplated by the

Amendment shall not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of the Parent thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to Term Loan Agreement to be executed as of the date first above written.

BORROWER:

REGENCY CENTERS, L.P., a Delaware limited partnership

By:	REGENCY CENTERS CORPORATION,
a Florida corporation, its general partner

By:	/s/ Scott Prigge
Name:	Scott Prigge
Its:	Senior Vice President

PARENT:

REGENCY CENTERS CORPORATION, a Florida corporation

By:	/s/ Scott Prigge
Name:	Scott Prigge
Its:	Senior Vice President

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Matthew Ricketts
Name:	Matthew Ricketts
Title:	Managing Director

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[Signature Page to Sixth Amendment to Term Loan Agreement for Regency Centers, L.P.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steve Potting
Name:	Steve Potting
Title:	Vice President

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REGIONS BANK, as a Lender

By:	/s/ Kerri L. Raines
Name:	Kerri L. Raines
Title:	Senior Vice President

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SUNTRUST BANK, as a Lender

By:	/s/ Danny Stover
Name:	Danny Stover
Title:	Senior Vice President

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[Signature Page to Sixth Amendment to Term Loan Agreement for Regency Centers, L.P.]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ J. Lee Hord
Name:	J. Lee Hord
Title:	Senior Vice President

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BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Steve Whitcomb
Name:	Steve Whitcomb
Title:	Senior Vice President

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BANK OF AMERICA, N.A., as a Lender

By:	/s/ Asad Rafiq
Name:	Asad Rafiq
Title:	Vice President

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JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Mohammad S. Hasan
Name:	Mohammad S. Hasan
Title:	Executive Director

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ROYAL BANK OF CANADA, as a Lender

By:	/s/ Sheena Lee
Name:	Sheena Lee
Title:	Authorized Signatory

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SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ William G. Karl
Name:	William G. Karl
Title:	Executive Officer

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MIZUHO BANK (USA), as a Lender

By:	/s/ John Davies
Name:	John Davies
Title:	Director